Exhibit 10.20

August 24, 2021 - REVISED

Scott White

Dear Scott,

On behalf of Hyperfine, I am pleased to offer you a position as Chief Commercial Officer starting on September 27, 2021 and required to attend the sales meetings from September 8, 2021 – September 10, 2021, prior to your official start date. You will report to Dave Scott. Your annualized compensation in this position will consist of an annual base salary of $325,000 paid in twice monthly pay periods, less required deductions.

You will receive a one-time taxable payment of $25,000 in your first payroll check, as a sign-on bonus. Such payment will be recoverable in full by the company in the event you voluntarily terminate your employment prior to 12 months from your start date (whether such voluntary termination occurs on, before, or after your start date).

For calendar year 2021, you will be eligible for a prorated discretionary bonus with a target of 40% your annual base pay with ability to be paid out above 100% by accomplishing some specific performance expectations to be determined by Hyperfine’s management. Such bonus will be paid in January 2022. It will be a condition of your eligibility to receive any bonus that you remain employed with Hyperfine through the scheduled date of payment of such bonus.

In addition, the Company will recommend to the board of directors (the “Board”) the following equity awards for approval following the closing of the Company’s anticipated SPAC Transaction, assuming your continued service through the date of grant of the awards. For purposes of this Offer Letter, "SPAC Transaction" means a merger, acquisition or other business combination involving the Company and a publicly traded special purpose acquisition company (i.e., a company that has no commercial operations and that was formed to raise capital for the purpose of acquiring an existing company), that results in the operating business of the Company becoming a publicly traded company (“New Hyperfine”):

40,000 time-based stock options in New Hyperfine that (i) will be granted at the meeting of the Board immediately following the closing of the SPAC Transaction (the “Grant Date”), with an option exercise price equal to the closing price of the Company’s stock on the Grant Date, (ii) will be subject to the terms of the grant documents therefore, and (iii) subject to continued service and the specific terms of your grant, will vest over a four year period with the following schedule: 25% on the last day of the calendar quarter of the one year anniversary of your start date, and 2.083% at the end of each month thereafter; and

20,000 restricted stock units in New Hyperfine that (i) will be granted at the first meeting of the Board (or the Compensation Committee) following the closing of the SPAC Transaction and the required registration of the Company’s equity incentive plan with the Securities and Exchange Commission, (ii) will be subject to the terms of the grant documents therefore, and (iii) subject to continued service and the specific terms of your grant, will vest over a four-year period with the following schedule: 25% on the last day of the calendar quarter of the one year anniversary of your start date, and 8.333% at the end of each quarter thereafter.

Sigature Page

You will be based out of your home office in Tampa, Florida with required travel.

Hyperfine recognizes the need for employees to take time away from the office to creatively recharge. We also believe in taking personal responsibility for managing our own time, workload, and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Hyperfine’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date. Further, while we expect you to remain with Hyperfine for a long time, this letter is not an employment contract and you will be an at-will employee. This letter is subject to successful completion of a background check. By signing this letter, you authorize Hyperfine to conduct such background check

Hyperfine considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Hyperfine’s Non-competition/Non-solicit, Confidentiality and Intellectual Property Agreement.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Hyperfine. We firmly believe that Hyperfine offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Please note that this offer will expire on August 31, 2021, unless accepted by you in writing prior to such date.

Sincerely,

Hyperfine, Inc.

By:	/s/ Kyla Pavlina

Name:	Kyla Pavlina

Title:	Chief People Officer

ACCEPTED AND AGREED:

Signature:	/s/ Scott A. White

Name:	Scott A. White

Address:

Signature Page to Scott White Hyperfine Offer